DISTRIBUTION AND SERVICE PLAN

Fidelity Aberdeen Street Trust: Fidelity Sustainable Target Date 2015 Fund

Retail Class Shares

1.

This Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written Plan contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) for the Retail Class (the “Class”) Shares of Fidelity Sustainable Target Date 2015 Fund (the “Fund”), a series of Fidelity Aberdeen Street Trust (the “Trust”).

2.

The Trust has entered into a General Distribution Agreement on behalf of the Fund with Fidelity Distributors Company LLC (the “Distributor”), an affiliate of the Fund’s investment adviser (the “Adviser”), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Fund’s Shares of beneficial interest (“Shares”). Under the agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports, and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of Shares of the Fund for sale to the public. It is recognized that the Adviser may use its management fee revenues paid by the Class Shares, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of the Class Shares, including the activities referred to above.

3.

The Adviser directly, or through the Distributor, may, subject to the approval of the Trustees, make payments to securities dealers and other third parties who engage in the sale of the Class Shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing such other shareholder services as the Trust may reasonably request.

4.

The Class will not make separate payments as a result of this Plan to the Adviser, Distributor or any other party, it being recognized that the Class presently pays, and will continue to pay, a management fee to the Adviser. To the extent that any payments made by the Fund and/or the Class to the Adviser, including payment of management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of the Class Shares of the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

5.

This Plan shall become effective upon the first business day of the month following the approval by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan (to the extent required by the 1940 Act).

6.

This Plan shall, unless terminated as hereinafter provided, remain in effect until November 30, 2023, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan (to the extent required by the 1940 Act). This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by the Class to finance any activity primarily intended to result in the sale of Class Shares of the Fund, or to increase materially the amount spent by the Class for distribution shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Class and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.

7.

This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Class.

8.

During the existence of this Plan, the Trust shall require the Adviser and/or Distributor to provide the Trust, for review by the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class Shares of the Fund (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9.

This Plan does not require the Adviser or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class Shares of the Fund.

10.

Consistent with the limitation of shareholder liability as set forth in the Trust’s Trust Instrument or other organizational document, any obligation assumed by the Class pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the Class and its assets, and shall not constitute obligations of any other Class of Shares of the Fund or any series of the Trust.

11.

If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.